Exhibit 99.1

Analyst Contact:	Mark Schlei
Sparton Corporation
Email: mschlei@sparton.com
Office: (847) 762-5812

Media Contact:	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200

FOR IMMEDIATE RELEASE

Sparton Announces Board of Director Changes

SCHAUMBURG, Ill. – August 18, 2014 – Sparton Corporation (NYSE: SPA) today announced that Mr. Douglas R. Schrank informed the Board that he will not stand for reelection at the Company’s October annual shareholders’ meeting.

Mr. Schrank has served on the board of directors since 2007 and is currently Chairman of the Company’s Audit Committee. “It has been a privilege to have represented the Sparton shareholders over the past seven years and I wish the Company all the success in the future,” said Mr. Schrank.

James R. Swartwout, Chairman of the Board, commented, “We thank Doug for his 7 years of service to Sparton and wish him well in the future.”

“We appreciate the counsel Doug has given us over the years and thank him for his service,” said Cary Wood, President and CEO, Sparton Corporation.

The Company has initiated a search for a new Director.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 115th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, field service, and refurbishment. The primary markets served are Medical & Biotechnology, Military & Aerospace, and Industrial & Commercial. Headquartered in Schaumburg, IL, Sparton currently has nine manufacturing locations and four engineering design centers worldwide. Sparton’s Web site may be accessed at www.sparton.com.

Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in Sparton’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in Sparton’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.

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